Exhibit 2.1

BAIJIAYUN GROUP LTD

百家云集团有限公司

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$86,000 divided into 43,000,000 shares comprising of
(i) 20,000,000 Class A Ordinary Shares of a par value of US$0.002 each and
(ii) 23,000,000 Class B Ordinary Shares of a par value of US$0.002 each

THIS IS TO CERTIFY THAT is the registered holder of Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the day of by:

DIRECTOR